EXHIBIT 99.1

                     ARMANINO FOODS OF DISTINCTION, INC.


For Immediate Release                      For More Information Contact:
July 25, 2005                              William Armanino, President & CEO
                                           Edmond J. Pera, COO
                                           (510) 441-9300

                     Armanino Foods Of Distinction, Inc.
                 Announces Second Quarter Financial Results;
                   Will Move Forward With Plan To Terminate
                 SEC Registration And Begin Pink Sheet Trading

     Hayward, CA (July 25, 2005) Armanino Foods of Distinction, Inc. (NASDAQ Small Cap Symbol: ARMF) announced today net sales, operating and net income, and earnings per share for the second quarter and the six-month period ended June 30, 2005.

     Net sales for the second quarter ended June 30, 2005 amounted to $3,622,038, as compared to $3,400,418 for the same period in 2004, an increase of 7%. Net sales for the six months ended June 30, 2005 were $6,751,306 as compared to $6,456,077, an increase of 5%. In the second quarter of 2005, the Company experienced increased food service sales across all geographic sales territories.

     Income from continuing operations before income taxes for the second quarter of 2005 was a profit of $307,419 compared to $205,962 for the second quarter of 2004, a 49% increase amounting to $101,457. The gain is principally due to a favorable mix of higher sauce sales, which yield higher margins.

     Net income for the second quarter and six months ended June 30, 2005 was $202,897 and $225,906 respectively, compared to net income of $146,233 and $163,398 for the same quarter and the six-month period of a year ago. Basic earnings per share for the second quarter and the first six months of 2005 amounted to $0.06 and $0.07 respectively, compared to basic earnings per share of $0.04 and $0.05 for the comparable 2004 periods. Diluted earnings per share for the quarter and six-month period of 2005 amounted to $0.06 and $0.06 respectively, compared to diluted earnings per share of $0.04 and $0.05 for the quarter and six month period of 2004. Net income in 2005 was impacted by a higher tax rate as the export tax incentive expired at the end of last year.

     William J. Armanino, President and CEO of Armanino Foods said, "Our results for the quarter and first half of the year show solid growth in almost all categories, but it was our expanding sauce sales that contributed most strongly to our increased profitability. The Company's expanded food service sales force has also opened new accounts nationwide and has focused on multi-unit chains. The team's efforts are just now starting to show results."

     Armanino continued, "We have developed two 100% Organic Pestos, Basil and Tomato Garlic which are in the process of being introduced nationwide. The initial reaction from customers has been gratifying and we anticipate that these products will be favorably accepted by the marketplace."

     Armanino concluded, "We recorded one of our strongest earnings quarters ever. With our expanded sales force and organic product launchings, we are looking to continue to post strong results."

     On March 10, 2005, the Company announced its decision to terminate its SEC registration and NASDAQ listing in favor of maintaining a public market for its common stock through quotation on the Pink Sheets Electronic Quotation Service. On May 11, 2005, the Company announced a delay in the implementation of the decision as a result of the SEC's postponement of the small issuers compliance date for Sarbanes-Oxley Section 404 internal control credit requirements. The decision to delay the termination and delisting was also based on the SEC's announcement of two initiatives that may affect the Section 404 compliance requirements for small issues. The delay has permitted the Company to assess the SEC initiatives and explore other strategic options related to its public company status. The Company now believes that it is unlikely that SEC initiatives will in the near future grant to the Company meaningful relief from the compliance requirements under Section 404 of the Sarbanes-Oxley Act and other SEC and NASDAQ imposed regulatory burdens. As a result, the board of director's decision that it is in the best interest of the Company's shareholders to terminate the Company's SEC registration, de-list from NASDAQ and implement trading of the Company's common stock on the Pink Sheets, has not changed. In addition, after exploring a few possible strategic options related to its public company status, the Company's board of directors is not currently reviewing any such initiatives. Accordingly, the Company's decision to terminate its SEC registration and de-list from NASDAQ is expected to be implemented on or about August 12, 2005. Although following deregistration the Company will no longer be required to file Forms 10-KSB, 10-QSB, 8-K and proxy statements, the Company intends to continue to have its financial statements audited and expects to make quarterly and annual financial and other information publicly available, including by posting such information on its website, www.armaninofoods.com, and on www.pinksheets.com.

     Armanino is an international food company that manufactures and markets frozen pestos, filled pasta products, meatballs, cooked meat, cooked poultry products, garlic spreads and focaccia to the retail, food service, club stores, institutional, and industrial food industry segments.

                     Armanino Foods of Distinction, Inc.
          Results For The Quarter And Six Months Ended June 30, 2005

                                                     (Unaudited)
                                                Quarter Ended June 30
                                            ----------------------------
                                               2005              2004
                                            ----------        ----------

Net Sales                                   $3,622,038        $3,400,418
Net Income From Cont. Oper. Before Taxes    $  307,419        $  205,962
Net Income                                  $  202,897        $  146,233
Basic Income Per Common Share               $     0.06        $     0.04
Weighted Average Common Shares Outstanding   3,471,482         3,384,284
Diluted Income Per Common Share             $     0.06        $     0.04
Weighted Average Shares Outstanding          3,609,848         3,572,709

                                                     (Unaudited)
                                               Six Months Ended June 30
                                            ----------------------------
                                               2005              2004
                                            ----------        ----------

Net Sales                                   $6,751,305        $6,565,127
Net Income From Cont. Oper. Before Taxes    $  342,282        $  230,138
Net Income                                  $  225,906        $  163,398
Basic Income Per Common Share               $     0.07        $     0.05
Weighted Average Common Shares Outstanding   3,452,500         3,367,443
Diluted Income Per Common Share             $     0.06        $     0.05
Weighted Average Common Shares Outstanding   3,597,053         3,579,035

This press release contains forward-looking statements within the meaning of U.S. securities laws, including statements regarding the Company's goals and growth prospects. These forward looking statements are subject to certain risks and uncertainties that could cause the actual results to differ materially from those projected, including general economic conditions, fluctuations in customer demand, competitive factors such as pricing pressures on existing products, and the timing and market acceptance of new product introductions, the Company's ability to achieve manufacturing efficiencies necessary for profitable sales at current pricing, and the risk factors listed from time-to-time in the Company's annual and quarterly SEC reports. The Company assumes no obligation to update the information included in this press release.

                                     End